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FORM 3

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person*

   WISCHER, ADRIAN DAVID
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   (Last)               (First)              (Middle)

   90 Hanna Street
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                        (Street)

   Noble Park, Victoria Australia 3174
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   February 23, 1999

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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)



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4. Issuer Name and Ticker of Trading Symbol

   NetLive Communications, Inc. (NETL)

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5. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [X] Director
   [ ] 10% Owner
   [X] Officer (give title below)
   [ ] Other (specify below)

   President and CEO
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                             TABLE I--Non-Derivative Securities Beneficially Owned
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Onwership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 4)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
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Common Stock               None
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Series A Convertible
Preferred Stock            None
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

                                  Page 1 of 2

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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

TABLE II--Derivative Securities Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect (I)
                           cisable    Date                                Shares                        (Instr. 5)
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
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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

              /s/ Adrian D. Wischer                           March 3, 1999
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              ** Signature of Reporting Person                    Date
                  Adrian D. Wischer

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